Exhibit 99.1

For Release	Immediate

Contacts	(News Media) Tony Zehnder, Corporate Communications 312.396.7086
(Investors) Scott Galovic, Investor Relations 317.817.3228

Conseco appoints Nickele to head new business segment

Carmel, Ind., April 29, 2010 – Conseco, Inc. (NYSE:CNO) announced today that Christopher J. Nickele, executive vice president, product management, additionally will become president of a new business segment comprised primarily of closed blocks of business from Conseco Insurance Group.  The new segment will be called Other CNO Business.

Nickele, 53, joined Conseco in 2005.

“In his new role, Nickele will be responsible for managing the profitability of blocks of business that are no longer being sold or marketed by Conseco, which account for about two-thirds of Conseco Insurance Group’s capital, and, while performing within expectations this quarter, last year produced a loss,” CEO Jim Prieur said.  “Our current and growing business is through Washington National Insurance Company, led by President Steve Stecher, which accounts for the remaining one-third of Conseco Insurance Group’s capital.

“The splitting of Conseco Insurance Group’s growing business, Washington National, from those closed blocks of business, Other CNO Business, is another step in our effort to increase transparency of our operations, bringing clearer accountability and focus on our business strategies as we continue in our transformation of Conseco,” Prieur said.

The company expects to begin reporting on this new segment basis, which, in addition to Washington National and Other CNO Business, includes Bankers Life and Casualty Company and Colonial Penn Life Insurance Company, by the third quarter of 2010.

About Conseco
Conseco, Inc.’s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, critical illness and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.  For more information, visit Conseco’s website at www.conseco.com.

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